ChinaCast Education Reports Record
Fourth Quarter and Full Year 2009 Financial Results

•	Full Year 2009 Revenues Increased 23% to $51.0 Million
•	Full Year 2009 Net Income Increased 116% to $13.5 Million
•	Full Year 2009 Diluted EPS Increased 78% to $0.36
•	Full Year 2009 Adjusted EBITDA (non-GAAP) increased 51% to $29.2 million

BEIJING, March 29, 2010 -- ChinaCast Education Corporation (the “Company” or “ChinaCast”) (Nasdaq GM:CAST), a leading for-profit, post-secondary education and e-Learning services provider in China, today announced its financial results for the fourth quarter and full year ended December 31, 2009.

•	Fourth Quarter 2009 Highlights[1]:
o	Total revenues increased 42% to $16.5 million
o	Gross profit increased 29% to $8.0 million; Gross profit margin was 48%
o	Operating income increased 35% to $4.1 million; Operating income margin was 25%
o	Net income increased 275% to $2.8 million; Net income margin was 17%
o	Diluted EPS increased 234% to $0.07
o	Adjusted net income (non-GAAP) increased 63% to $4.5 million; Adjusted net income margin (non-GAAP) was 27%
o	Adjusted Diluted EPS (non-GAAP) increased 22% to $0.11
o	Adjusted EBITDA (non-GAAP) increased 57% to $7.8 million; Adjusted EBITDA margin (non-GAAP) was 47%

•	Full Year 2009 Highlights:
o	Total revenues increased 23% to $51.0 million
o	Gross profit increased 28% to $29.3 million; Gross profit margin was 57%
o	Operating income increased 48% to $19.1 million; Operating income margin was 38%
o	Net income increased 116% to $13.5 million; Net income margin was 27%
o	Diluted EPS increased 78% to $0.36
o	Adjusted net income (non-GAAP) increased 31% to $18.9 million; Adjusted net income margin (non-GAAP) was 37%
o	Adjusted Diluted EPS (non-GAAP) increased 8% to $0.51
o	Adjusted EBITDA (non-GAAP) increased 51% to $29.2 million; Adjusted EBITDA margin (non-GAAP) at 57%
o	Cash and bank balances together with term deposits totaled $122.7 million as of December 31, 2009
o	Joined the Russell 3000 and Russell Global Indexes
o	Completed the acquisition of the remaining 20% interest in the Foreign Trade and Business College of Chongqing Normal University for $19.9 million
o	Completed the acquisition of Lijiang College of Guangxi Normal University for $53.7 million
o	Entered into an agreement to establish a joint venture with the China University of Petroleum to provide online adult continuing education, vocational training and international education programs
o	As of December 31, 2009, ChinaCast Education provides post-secondary education and e-Learning services to approximately 21,000 on-campus and 140,000 online university students in China

•	Financial Outlook for Full Year 2010:
o	Total revenue between $78 million to $80 million (year-on-year increase of 53% to 57%)
o	Adjusted net income (non-GAAP) between $25 million to $27 million (year-on-year increase of 34% to 44%)
o	Adjusted EBITDA (non-GAAP) between $45 million to $47 million (year-on-year increase of 58% to 65%)

Ron Chan, Chairman and CEO said, “We believe that 2009 was the most productive year since the Company’s inception as we achieved several key milestones which contributed to robust growth and record profitability. Through proficient operational and fiscal management, we were able to deliver marked improvements on all key financial metrics during the year.  We now currently have  approximately 21,000 students enrolled at our university campuses in Chongqing and Guilin focused on career-oriented degree programs, in addition to approximately 140,000 e-learning students in partnership with 15 state-owned universities serviced through our nationwide e-Learning network.”

1 See financial tables below and the GAAP to non-GAAP reconciliation attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company's Form 10Q for the periods ended December 31, 2009 and December 31, 2008, and are based on the historical exchange rate of US$1.0 = 6.8 RMB at December 31, 2009, and US$1.0 = 6.8 RMB at December 31, 2008, respectively.

Growth in China’s education sector is being driven by an insatiable demand for higher education in what is now the world’s largest tertiary education market, supported by the government’s goal to double post secondary student enrollment to over 40 million by 2020.  During 2009, we acquired our second traditional university, Lijiang College of Guanxi University, which further expands our career-oriented degree program offerings, our enrollments by an additional 9,000 students and extends our geographic reach.  In addition, we established a joint venture with China University of Petroleum to expand the size and scope of their distance learning platform, which now numbers over 40,000 students. We believe this expansion positions us to capitalize on a significant growth opportunity, the adult online education sector, which will be created as China leverages distance learning to accommodate growth in lifelong learning, very similar to what has transpired in the US adult education sector during the past decade.

We ended 2009 with over $120 million in cash, which coupled with our strong cash flow provides ultimate flexibility for completing additional accretive acquisitions during 2010, while implementing other facets like distance learning to drive incremental growth. Furthermore, we expect to accelerate our organic growth as we integrate our schools and begin to offer international cooperation and non-degree programs, aimed at optimizing our capacity utilization and margin profile,” Mr. Chan concluded.

Fourth Quarter 2009 Financial Results

Total Revenues – Total revenues for the quarter increased 42% to $16.5 million from $11.6 million in the fourth quarter of 2008.  ChinaCast is organized into two business segments: the e-Learning Group (“ELG”), encompassing the Company's e-Learning education service businesses, and the Traditional University Group (“TUG”), offering accredited bachelor and diploma degree programs to students from the Foreign Trade and Business College (“FTBC”) campus in Chongqing and the Lijiang College (“LJC”) campus in Guilin.  ELG revenue for the quarter increased 8% to $7.6 million from $7.0 million in the fourth quarter of 2008.  TUG revenue for the quarter increased 94% to $8.9 million from $4.6 million in the fourth quarter of 2008.  The Company also reports revenue by service and equipment revenue.  Service revenue for the quarter increased 48% to $16.1 million from $10.9 million in the fourth quarter of 2008 while equipment revenue decreased 45% to $0.4 million from $0.7 million in the fourth quarter of 2008.

Cost of Sales – Cost of sales for the quarter increased 57% to $8.5 million from $5.4 million in the fourth quarter of 2008 primarily due to the increase in amortization of intangibles associated with the acquisition of Lijiang College in October 2009.

Gross Profit and Gross Margin – Gross profit for the quarter increased 29% to $8.0 million from $6.2 million in the fourth quarter of 2008.  Gross profit margin for the quarter was 48% compared to 53% in the fourth quarter of 2008.

Share Based Compensation – Share based compensation for the quarter increased 48% to $0.5 million from $0.3 million in the fourth quarter of 2008.

Operating Expenses – Operating expenses for the quarter increased 23% to $3.9 million from $3.2 million in the fourth quarter of 2008 primarily due to the acquisition of Lijiang College in October 2009.

Operating Income, Operating Income Margin – Operating income for the quarter increased 35% to $4.1 million from $3.0 million in the fourth quarter of 2008.  Operating income margin for the quarter was 25% compared to 26% in the fourth quarter of 2008.

Net Income, Net Income Margin – Net income attributable to the Company for the quarter increased 275% to $2.8 million from a loss of $1.6 million in the fourth quarter of 2008. Net income margin for the quarter was 17%.

Diluted EPS - Diluted earnings per share for the quarter were $0.07 compared to a loss of $0.05 in the fourth quarter of 2008 primarily due to an increase in net income partially offset by a year-over-year increase in shares used in the computation.

Adjusted Net Income, Adjusted Net Income Margin - Adjusted net income excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) for the quarter increased 63% to $4.49 million from $2.75 million in the fourth quarter of 2008.  Adjusted net income margin (non-GAAP) for the quarter was 27% compared to 24% in the fourth quarter of 2008.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation, amortization of intangibles and impairment expenses (non-GAAP) for the quarter were $0.11 compared to $0.09 in the fourth quarter of 2008.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA excluding share based compensation expenses (non-GAAP) for the quarter increased 57% to $7.8 million from $5.0 million in the fourth quarter of 2008.  Adjusted EBITDA margin (non-GAAP) for the quarter was 47% compared to 43% in the fourth quarter of 2008.

Full Year 2009 Financial Results

Total Revenues – Total revenues for the year increased 23% to $51.0 million from $41.6 million in 2008.  ELG revenue for the year decreased 2% to $28.9 million from $29.3 million in 2008 primarily due to a decrease in equipment sales.  TUG revenue for the year increased 81% to $22.1 million from $12.2 million in 2008, primarily due to the acquisition of Lijiang College in October 2009.  Service revenue for the year increased 33% to $49.7 million from $37.3 million in 2008 while equipment revenue decreased 70% to $1.3 million from $4.3 million in 2008.

Cost of Sales – Cost of sales for the year increased 16% to $21.7 million from $18.7 million in 2008 primarily due to the acquisition of Lijiang College in October 2009.

Gross Profit and Gross Margin – Gross profit for the year increased 28% to $29.3 million from $22.9 million in 2008.   Gross profit margin for the year was 57% compared to 55% in 2008.

Share Based Compensation – Share based compensation for the year increased 2% to $2.4 million from $2.3 million in 2008.

Operating Expenses – Operating expenses for the year increased 1% year-over-year to $10.2 million from $10.0 million in 2008.

Operating Income, Operating Income Margin – Operating income for the year increased 48% to $19.1 million from $12.9 million in 2008.  Operating income margin for the year was 38% compared to 31% in 2008.

Net Income, Net Income Margin – Net income attributable to the Company for the year increased 116% to $13.5 million from $6.3 million in 2008.  Net income margin for the year was 27% compared to 15% in 2008.

Diluted EPS - Diluted earnings per share for the year were $0.36 compared to $0.20 in 2008 primarily due to an increase in net income partially offset by a year-over-year increase in shares used in the computation.

Adjusted Net Income, Adjusted Net Income Margin - Adjusted net income excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) for the year increased 31% to $18.8 million from $14.4 million in 2008.  Adjusted net income margin (non-GAAP) for the year was 37% compared to 35% in 2008.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) for the year were $0.51 compared to $0.47 in 2008.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA excluding share based compensation expenses (non-GAAP) for the year increased 51% to $29.2 million from $19.4 million in 2008.  Adjusted EBITDA margin (non-GAAP) for the year was 57% compared to 47% in 2008.

Cash and Bank Balances together with Term Deposits Cash and bank balances together with term deposits totaled $122.7 million as of December 31, 2009, compared to $86.6 million as of December 31, 2008.

Financial Outlook for 2010

For the full year ending December 31, 2010, the Company estimates that total net revenue will be between $78 million to $80 million (year-on-year increase of 53% to 57%); adjusted net income excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) between $25 million to $27 million (year-on-year increase of 34% to 44%); and adjusted EBITDA excluding share based compensation (non-GAAP) between $45 million to $47 million (year-on-year increase of 58% to 65%).  This is the Company’s current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast’s management team will host an earnings conference call at 8:00 am ET, Tuesday, March 30, 2010.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:
US/Canada Toll Free:  +1-877-303-9226
International:  +1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:

Replay Telephone Numbers:
US/Canada Toll Free:  +1-800-642-1687
International:  +1-706-645-9291
Replay Pass Code:  63155830

The replay will be available starting at 11:00 am ET, Tuesday, March 30, 2010, through 11:59 pm ET, Tuesday, April 13, 2010.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com.  Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its two universities in China:  The Foreign Trade and Business College of Chongqing Normal University and the Lijiang College of Guangxi Normal University.   These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music.  The Company provides its e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The company is listed on the NASDAQ with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10K for the fiscal year ended December 31, 2009. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as ``anticipate'', ``estimate'', ``expect'', ``believe,'' ``will likely result,'' ``outlook,'' ``project'' and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), EBITDA and EBITDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results.”  These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Contact:

ChinaCast Education
Michael Santos, President-International
+1-347-482-1588
mjsantos@chinacasteducation.com

HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net

 CONSOLIDATED BALANCE SHEETS

(In thousands, except share-related data)

	As of December 31,
	2008	2009	2009
	RMB	RMB	US$

Assets

Current assets:
Cash and cash equivalents	220,131	327,628	48,180
Term deposits	369,000	507,000	74,559
Accounts receivable, net of allowance of RMBnil
in both 2008 and 2009	32,581	53,828	7,916
Inventory	1,419	1,386	204
Prepaid expenses and other current assets	8,987	19,178	2,820
Amounts due from related parties	2,488	6,388	939
Deferred tax assets	-	1,010	149
Assets held for sale	-	34	5
Current portion of prepaid lease payments
for land use right	2,487	3,246	477
Total current assets	637,093	919,698	135,249
Non-current deposits	686	14,550	2,140
Property and equipment, net	283,982	516,938	76,020
Prepaid lease payment for land use rights - non-current	119,296	144,818	21,297
Acquired intangible assets, net	31,330	71,286	10,483
Long-term investments	5,224	3,101	456
Non-current advances to related party	110,217	99,727	14,666
Goodwill	311,331	503,771	74,084
Total assets	1,499,159	2,273,889	334,395

Liabilities and equity

Current liabilities:
Accounts payable	11,467	16,061	2,362
Accrued expenses and other current liabilities	132,807	214,316	31,517
Deferred revenues	84,372	156,645	23,036
Amount due to a related party	1,127	-	-
Income taxes payable	50,594	68,731	10,108
Current portion of long-term bank borrowings	20,000	104,400	15,353
Current portion of capital lease obligation	1,191	1,323	195
Other borrowings	1,097	200	29
Liabilities held for sale	-	1,315	193
Total current liabilities	302,655	562,991	82,793
Long-term bank borrowings	58,400	134,000	19,706
Capital lease obligation, net of current portion	1,323	-	-
Deferred tax liabilities - non-current	21,030	30,923	4,547
Unrecognized tax benefits - non-current	44,612	62,457	9,185
Total non-current liabilities	125,365	227,380	33,438
Total liabilities	428,020	790,371	116,231

Commitments and contingencies

Equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares
authorized; 35,648,251 and 45,170,698 shares issued
and outstanding in 2008 and 2009, respectively)	27	33	5
Additional paid-in capital	948,352	1,290,651	189,801
Statutory reserve	28,117	39,139	5,755
Accumulated other comprehensive loss	(5,462)	(6,055)	(890)
Retained earnings	55,526	136,583	20,086
Total ChinaCast Education Corporation shareholders' equity	1,026,560	1,460,351	214,757
Noncontrolling interest	44,579	23,167	3,407
Total equity	1,071,139	1,483,518	218,164
Total liabilities and equity	1,499,159	2,273,889	334,395

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPERHENSIVE INCOME

(In thousands, except share-related data)

	For the years ended December 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Revenues:
Service	144,669	253,702	337,940	49,697
Equipment	38,827	28,912	8,607	1,266
	183,496	282,614	346,547	50,963
Cost of revenues:
Service	(40,124)	(97,730)	(139,046)	(20,448)
Equipment	(39,678)	(29,122)	(8,455)	(1,243)
	(79,802)	(126,852)	(147,501)	(21,691)
Gross profit	103,694	155,762	199,046	29,272
Operating (expenses) income:
Selling and marketing expenses (including share-based
compensation of RMB170, RMB1,626 and RMB1,640
for 2007, 2008 and 2009, respectively)	(3,477)	(5,770)	(4,649)	(684)
General and administrative expenses (including
share-based compensation of RMB360, RMB14,225
and RMB14,566 for 2007, 2008 and 2009, respectively)	(52,890)	(67,704)	(69,641)	(10,241)
Foreign exchange loss	(4,179)	(1,162)	(87)	(13)
Management service fee	18,035	6,463	5,128	754
Other operating income	-	56	210	31
Total operating expenses, net	(42,511)	(68,117)	(69,039)	(10,153)
Income from operations	61,183	87,645	130,007	19,119
Impairment loss on cost method investment	-	(8,500)	(436)	(64)
Gain on disposal of consolidated entity	-	-	1,228	180
Gain on disposal of cost method investment	10,270	-	-	-
Interest income	20,154	19,461	8,317	1,223
Interest expense	(38)	(2,575)	(7,988)	(1,175)
Income before provision for income taxes, earnings in
equity investments	91,569	96,031	131,128	19,283
Provision for income taxes	(21,263)	(24,381)	(29,949)	(4,404)
Net income before earnings in equity investments	70,306	71,650	101,179	14,879
Earnings in equity investments	(1,155)	(441)	(1,687)	(248)
Income from continuing operations, net of tax	69,151	71,209	99,492	14,631
Discontinued operations
Loss from discontinued operations, net of taxes of
RMBnil for 2007, 2008 and 2009 (including impairment loss on acquired
intangible assets of RMB14,500 for 2008)	(7,020)	(21,025)	(74)	(11)
Net income	62,131	50,184	99,418	14,620
Less: Net income attributable to noncontrolling interest	(3,472)	(7,517)	(7,339)	(1,079)
Net income attributable to ChinaCast Education Corporation	58,659	42,667	92,079	13,541
Net income	62,131	50,184	99,418	14,620
Foreign currency translation adjustments	(2,443)	(257)	(596)	(87)
Comprehensive income	59,688	49,927	98,822	14,533
Comprehensive income attributable to noncontrolling interest	(3,472)	(7,517)	(7,336)	(1,079)
Comprehensive income attributable to
ChinaCast Education Corporation	56,216	42,410	91,486	13,454

Net income per share
Net income attributable to ChinaCast Education Corporation
per share:
Basic	2.21	1.40	2.49	0.37
Diluted	2.10	1.39	2.48	0.36
Weighted average shares used in computation:
Basic	26,567,240	30,442,992	36,946,830	36,946,830
Diluted	27,975,731	30,691,742	37,167,694	37,167,694

Amount attributable to ChinaCast Education Corporation:
Income from continuing operations, net of tax	65,806	63,377	92,153	13,552
Discontinued operations, net of tax	(7,147)	(20,710)	(74)	(11)
Net income attributable to ChinaCast Education Corporation	58,659	42,667	92,079	13,541

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net income	62,131	50,184	99,418	14,620
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	4,055	16,565	29,489	4,337
Amortization of acquired intangible assets	1,198	16,280	20,596	3,029
Amortization of land use rights	-	1,908	2,639	388
Share-based compensation	530	15,851	16,206	2,383
(Gain) loss on disposal of property and equipment	-	(37)	1,364	201
Earnings in equity investments	1,155	441	1,687	248
Write-down of inventory	492	262	276	41
Gain on disposal of acquired intangible assets	-	-	(1,552)	(228)
Impairment loss on cost method investment	-	8,500	436	64
Impairment loss on acquired intangible assets	-	14,500	-	-
Gain on disposal of subsidiary	-	-	(1,228)	(181)
Gain on disposal of cost method investment	(10,270)	-	-	-
Changes in assets and liabilities:
Accounts receivable	3,117	1,927	(20,298)	(2,985)
Inventory	396	334	(243)	(36)
Prepaid expenses and other current assets	(3,486)	(1,566)	(8,910)	(1,310)
Non-current deposits	(1,968)	1,746	(1,491)	(219)
Amounts due from related parties	(665)	760	(3,900)	(574)
Accounts payable	(2,021)	(11,163)	4,594	676
Accrued expenses and other current liabilities	257	22,813	(11,669)	(1,716)
Deferred revenues	4,052	51,172	(16,287)	(2,395)
Amounts due to related parties	(134)	1,127	(1,127)	(166)
Income taxes payable	10,089	13,844	18,137	2,667
Deferred tax assets	172	-	(270)	(40)
Deferred tax liabilities	-	(2,266)	(3,463)	(508)
Unrecognized tax benefits	4,555	9,883	10,683	1,570

Net cash provided by operating activities	73,655	213,065	135,087	19,866

Cash flows from investing activities:
Purchase of cost method investment	-	(3,000)	-	-
Advances to related party	(1,443)	(26,294)	(20,309)	(2,987)
Repayment from advances to related party	11,395	35,991	32,611	4,796
Deposits for business acquisition	-	(19,000)	-	-
Return of deposit for business acquisition	-	19,000	-	-
Purchase of property and equipment	(2,690)	(56,351)	(41,280)	(6,071)
Purchase of subsidiaries, net of cash acquired	-	(465,507)	(221,887)	(32,631)
Term deposits	(153,847)	227,768	(138,000)	(20,294)
Advance from disposal of intangible assets	-	-	1,000	147
Disposal of intangible assets	-	-	6,000	882
Disposal of cost method investment	12,000	-	-	-
Disposal of property and equipment	-	244	51	8
Deposit for investment	-	-	(3,000)	(441)
Acquisition of brand name usage right	(22,532)	-	-	-
Net cash spent on disposal of consolidated entity	(9,113)	-	(683)	(100)
Net cash used in investing activities	(166,230)	(287,149)	(385,497)	(56,691

Cash flows from financing activities:
Deferred consideration paid for acquisition of subsidiary	-	-	(4,150)	(610)
Capital distribution	(5,793)	-	-	-
Proceeds from share offering, net of issuance costs	-	64,236	297,351	43,728
Payment of expenses in connection with Share
Exchange Transaction	(34,956)	-	-	-
Repayment of capital lease obligation	(147)	(1,302)	(1,191)	(175)
Other borrowings raised	-	5,998	10,850	1,596
Bank borrowings raised	-	-	70,000	10,294
Guarantee deposit paid	-	-	(3,000)	(441)
Repayment of other borrowings	-	(11,501)	(11,747)	(1,728)
Repayment of advances from related parities	(4,251)	-	-	-
Exercise of warrants and issuance of restricted shares
of common stock, net of issuance costs	-	98,510	-	-
Net cash provided by (used in) financing activities	(45,147)	155,941	358,113	52,664
Effect of foreign exchange rate changes	(1,735)	(336)	(189)	(28)
Net (decrease) increase in cash and cash equivalents	(139,457)	81,521	107,514	15,811
Less: cash and cash equivalents in assets held for sale	-	-	(17)	(3)
Cash and cash equivalents at beginning of the year	278,067	138,610	220,131	32,372
Cash and cash equivalents at end of the year	138,610	220,131	327,628	48,180

Non-cash investing and financing activities:
Payable assumed in purchase of property and equipment	-	23,189	49,335	7,255
Inception of capital leases	-	3,784	-	-

Acquisition of subsidiaries:
Consideration paid	-	475,850	295,000	43,382
Consideration payable	-	4,150	30,482	4,483

Total	-	480,000	325,482	47,865

Assets acquired (including cash and cash equivalent
of RMB10,343and RMB73,113 for 2008 and 2009)	-	695,462	629,798	92,617
Liabilities assumed	-	(198,912)	(304,316)	(44,752)
Noncontrolling interest	-	(16,550)	-	-
	-	480,000	325,482	47,865
Disposal of subsidiaries/other consolidated entity:
Consideration:
Receivable	-	-	100	-
Offset against payable	6,300	-	-	-
Addition to cost method investment	8,936	-	-	-
	15,236	-	100	-

Issuance of restricted shares of common stock for acquisition
of additional interests in subsidiary	-	-	135,000	19,853

Supplemental cash flow information:
Interest paid (net of amount capitalized of RMB2,376 and RMB1,421
in 2008 and 2009, respectively)	38	2,575	7,988	1,393
Income taxes paid	7,865	3,846	5,014	737

ChinaCast Education Fourth Quarter and FY2009
Reconciliations of Non-GAAP Results of Operations Measures to the Nearest Comparable GAAP Measures

Adjusted Net Income (non-GAAP)	4Q09	4Q08	YoY	FY09	FY08	YoY
Net income (loss) attributable to ChinaCast Education	$2.83	$(1.62)	-275%	$13.54	$6.27	116%
Share Based Compensation	$0.49	$0.33	48%	$2.38	$2.33	2%
Amortization of Intangibles	$1.29	$0.66	95%	$3.03	$2.39	27%
Gain on Disposal of subsidiary	$(0.18)	$0.00		$(0.18)	$0.00
Impairment Loss on Cost Method Investment	$0.06	$1.25	-95%	$0.06	$1.25	-95%
Impairment Loss on Intangible Assets	$0.00	$2.13	100%	$0.00	$2.13	100%
Adjusted Net Income (non-GAAP)	$4.49	$2.75	63%	$18.83	$14.37	31%
Adjusted Net Margin	27%	24%		37%	35%
Adjusted Diluted EPS (non-GAAP)	$0.11	$0.09	22%	$0.51	$0.47	8%

Adjusted EBITDA (non-GAAP)
Net income (loss) attributable to ChinaCast Education	$2.83	$(1.62)	-275%	$13.54	$6.27	116%
Depreciation and Amortization of Land Use Rights	$1.74	$1.05	69%	$4.73	$2.72	74%
SBC	$0.49	$0.33	48%	$2.38	$2.33	2%
Amortization of Intangibles	$1.29	$0.66	91%	$3.03	$2.39	27%
Gain on Disposal of a subsidiary	$(0.18)	$0.00		$(0.18)	$0.00
Impairment Loss on Cost Method Investment	$0.06	$1.25	-95%	$0.06	$1.25	-95%
Impairment Loss on Intangible Assets	$0.00	$2.13	100%	$0.00	$2.13	100%
Interest Income	$(0.21)	$(0.54)	-62%	$(1.22)	$(2.86)	-57%
Interest Expense	$0.35	$0.31	12%	$1.17	$0.38	210%
Provision for income taxes	$1.30	$1.14	14%	$4.40	$3.59	23%
Earnings in equity investments	$0.05	$(0.03)	264%	$0.25	$0.06	282%
Net income attributable to non-controlling interest	$0.06	$0.27	-79%	$1.08	$1.11	-2%
Adjusted EBITDA (non-GAAP)	$7.78	$4.95	57%	$29.24	$19.37	51%
Adjusted EBITDA Margin (non-GAAP)	47%	43%		57%	47%